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                                                                  Exhibit 99


March 30, 2001



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Shaman Pharmaceuticals, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2000 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 2000 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing because of the Registrant's Chapter 11 bankruptcy filing and substantial management focus on reorganization efforts resulting in reduced company resources including personnel to compile financial information for the audit and, as a result, we have not yet had sufficient time to complete the auditing procedures which we consider necessary in the circumstances.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP